Exhibit 15

ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of L3Harris Technologies, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of L3Harris Technologies, Inc. for the registration of 4,340,438 shares of its common stock of our reports dated October 26, 2018, January 30, 2019 and May 2, 2019 relating to the unaudited condensed consolidated interim financial statements of L3Harris Technologies, Inc. (formerly known as Harris Corporation) that are included in its Forms 10-Q for the quarters ended September 28, 2018, December 28, 2018 and March 29, 2019.

/s/ Ernst & Young LLP
Orlando, Florida
July 1, 2019